                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 9, 1999



                              JAMESON INNS, INC.
            (Exact name of Registrant as specified in its charter)


================================================================================
    Georgia                         0-23256                     58-2079583
--------------------------------------------------------------------------------
 (State or other                (Commission File             (I.R.S. Employer
 jurisdiction of                    Number)                 Identification No.)
 incorporation)
================================================================================


8 Perimeter East -- Suite 8050, Atlanta, Georgia                30346-1603
-----------------------------------------------------           ----------
(Address of Registrant's principal executive offices)          (Zip Code)

Registrant's telephone number, including area code  (770) 901-9020
                                                    --------------

ITEM 5. Other Events

This current report on Form 8-K is being filed to provide the consolidated financial statements of Jameson Inns, Inc., a Georgia corporation ("Jameson" or the "Company"), as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the consolidated financial statements of Jameson Hospitality, LLC, a Georgia limited liability company, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. In addition, the Company has included Selected Financial Information (pursuant to Item 301 of Regulation S-K) and Management's Discussion and Analysis Financial Condition and Results of Operations for (i) the year ended December 31, 1998 compared to the year ended December 31, 1997 and (ii) the year ended December 31, 1997 compared to the year ended December 31, 1996 (pursuant to Item 303 of Regulation S-K).


ITEM 7. Financial Statements and Exhibits.

      (c)  Exhibits

           Exhibit 23.1   Consent of Ernst & Young  LLP

           Exhibit 27     Financial Data Schedule (for SEC use only)

                                    JAMESON
                         SELECTED FINANCIAL INFORMATION
         (dollars in thousands, except per share data, ADR and REVPAR)


                                            Historical
                             -----------------------------------------
                                                December 31,
                             -----------------------------------------
                              1994    1995    1996     1997     1998
                             ------- ------- ------- -------- --------
Balance Sheet Data:
 Investment in real estate
  (before accumulated
  depreciation)............. $38,525 $57,370 $80,816 $117,515 $168,880
 Net investment in real
  estate....................  33,760  50,780  71,611  104,931  152,125
 Total assets...............  35,074  52,806  73,985  107,606  156,329
 Total mortgage debt........  11,530  30,214  22,317   29,625   53,697
 Stockholders' equity.......  23,282  21,754  50,763   75,161   98,869

                          Pro Forma                    Historical
                          ---------  --------------------------------------------------
                                                Year Ended December 31,
                          -------------------------------------------------------------
                            1994       1994      1995      1996      1997       1998
                          ---------  --------  --------  --------  --------  ----------
Financial Data:
Gross revenues:
 Lease revenue from
  Jameson Hospitality...  $  3,973   $  3,973  $  6,342  $  9,376  $ 12,966  $   18,230
Expenses:
 Depreciation...........     1,471      1,427     1,825     2,670     3,898       5,636
 Property tax and
  insurance expense.....       412        412       514       733     1,107       1,524
 General and
  administrative
  expenses..............       479        479       622       499       445         592
 Loss on disposal of
  furniture and
  equipment.............       --         --        --         48       144         508
 Loss on impairment of
  real estate...........       --         --        --        --        --        2,507
                          --------   --------  --------  --------  --------  ----------
Income from operations..     1,611      1,655     3,381     5,426     7,372       7,463
Other income (expense):
 Interest expense, net
  of amounts
  capitalized...........      (187)      (339)   (1,590)   (1,386)     (778)     (1,656)
 Equity in income (loss)
  of hotel limited
  partnership...........       --          (5)      --        --        --          --
 Interest income........       --         --        --        --        --          --
                          --------   --------  --------  --------  --------  ----------
Income before
 extraordinary item.....     1,424      1,311     1,791     4,040     6,595       5,807
Extraordinary loss......       --         250        19       989       689         134
                          --------   --------  --------  --------  --------  ----------
Net income..............     1,424      1,061     1,772     3,051     5,906       5,673
Preferred stock
 dividends..............       --         --        490       --        --        2,788
                          --------   --------  --------  --------  --------  ----------
Net income attributable
 to common
 stockholders...........     1,424      1,061     1,772     3,051     5,906       3,485
Basic earnings before
 extraordinary item.....      0.42       0.43      0.35      0.65      0.72        0.37
Diluted earnings before
 extraordinary item.....      0.37       0.43      0.46      0.63      0.70        0.36
Basic earnings per
 common share...........      0.42       0.35      0.34      0.49      0.64        0.36
Diluted earnings per
 common share...........      0.37       0.34      0.45      0.48      0.63        0.35
Dividends paid per
 common share...........       --        0.50      0.80      0.86      0.90        0.94
Cash flow provided by
 operating activities...       --       2,528     4,181     6,626    11,911      13,845
Cash flow used in
 investing activities...       --     (10,845)  (18,845)  (23,548)  (37,362)    (55,845)
Cash flow provided by
 financing activities...       --       8,592    14,546    16,895    25,581      42,161
Other Data:
Funds from
 operations(1)..........  $  2,895   $  2,738  $  3,616  $  6,758  $ 10,637  $   12,270
Occupancy rate..........      70.1%      70.1%     67.5%     66.9%     64.9%       61.7%
ADR.....................  $  39.43   $  39.43  $  42.80  $  45.80  $  47.25  $    50.60
REVPAR..................  $  27.64   $  27.64  $  28.89  $  30.64  $  30.68  $    31.21
Room revenues(2)........  $  8,373   $  8,373  $ 13,310  $ 19,950  $ 27,588  $   38,787
Room nights available...   295,193    295,193   448,906   634,549   878,056   1,216,998
Operating hotels (at
 period end)............        20         20        32        43        62          81
Rooms available (at
 period end)............       966        966     1,537     2,107     2,924       3,748
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends(3)...........      4.35       3.16      1.37      2.84      5.21        1.50

--------
(1) Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") according to the March 1995 interpretation as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and after adjustments for unconsolidated partnerships and joint ventures. Jameson has made adjustments to its net income (loss) consisting only of depreciation, loss on disposals, loss on impairment of real estate and the extraordinary item. Jameson notes that industry analysts and investors use funds from operations as another tool to evaluate and compare equity REITs. Jameson also believes it is meaningful as an indicator of net income excluding most non-cash items and provides information about Jameson's cash available for distributions, debt service and capital expenditures. Other non-cash expenses such as deferred finance cost amortization and stock-based compensation expense have not been added back in funds from operations. Funds from operations does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Jameson's cash needs. Funds from operations should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flows as a measure of liquidity. In addition, Jameson's funds from operations may not be comparable to other companies' funds from operations due to differing methods of calculating funds from operations and varying interpretations of the NAREIT definition.
(2) The Jameson Lease between Jameson and Jameson Hospitality with regard to the Jameson Inns defines "Room Revenues" to include gross room rentals, revenues from telephone charges, vending machine payments and other miscellaneous revenues and excludes all credits, rebates and refunds, sales taxes and other excise taxes.
(3) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary item. Fixed charges consist of interest costs whether expensed or capitalized, amortization of debt discounts and issue costs whether expensed or capitalized and preferred stock dividends in applicable periods. Jameson paid preferred stock dividends in 1995 and 1998.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the historical consolidated financial statements of Jameson and Jameson Hospitality and the accompanying notes which are included in this Form 8-K.

   General.

   Jameson has grown from a hotel chain with four Jameson Inns, or 162 rooms, at January 1, 1990, to 81 Jameson Inns, or 3,748 rooms, in operation at December 31, 1998. From its inception in 1988 until December 31, 1993, Jameson was engaged in the business of developing, owning and managing Jameson Inns. As part of its development activities, Jameson engaged in development and construction of new Jameson Inns. On December 31, 1993, Jameson reorganized by divesting itself of the subsidiary corporations through which it conducted its construction activities, securities brokerage activities and aviation operations. In addition, Jameson transferred its outdoor advertising business to Jameson Hospitality's predecessor, which is wholly owned by Jameson's chairman and chief executive officer and his spouse. Jameson no longer manages or operates the Jameson Inns upon their completion, but limits its primary activities to developing and owning the properties. Effective January 1, 1994, Jameson's primary source of revenue became lease payments by Jameson Hospitality which leases and operates the Inns under the Jameson Lease.

   The 1994 Jameson pro forma financial information has eliminated those businesses in which Jameson has not been engaged in since it divested itself of these businesses on December 31, 1993, so as to be comparable to the subsequent years' historical financial information. Although room revenues are earned by Jameson Hospitality, not Jameson, they are the basis upon which the percentage rent paid to Jameson by Jameson Hospitality (under the Jameson Lease) is determined and, accordingly, such revenues are discussed below. The term "Same Inn Room Revenues" refers to revenues earned with respect to Jameson Inns which were operating during all of both comparison periods and includes revenues attributable to rooms added to existing Jameson Inns by virtue of expansion of such Jameson Inns.

   The Jameson Lease provides for the payment of base rent and percentage rent. For the year ended December 31, 1998, combined base rent and percentage rent in the aggregate amount of $18.2 million was earned by Jameson. The principal determinant of percentage rent under the Jameson Lease is room revenues of the Jameson Inns. Therefore, we believe that a review of the historical performance of the operations of the 81 operating Jameson Inns, particularly with respect to occupancy, ADR and REVPAR, is appropriate for understanding Jameson's lease revenue (see "--Funds from Operations; Cash Available for Distribution," below, for the calculation of ADR and REVPAR).

   Results of Operations.

   Comparison of the Year Ended December 31, 1998 to the Year Ended December 31, 1997. Jameson's lease revenue for 1998 increased 40.0% to $18.2 million as compared to $13.0 million for 1997. The increase was due to an increase in Jameson Hospitality's room revenues.

   As a result of three factors, Jameson Hospitality's room revenues rose 41%, from $27.6 million for 1997 to $38.8 million in 1998.

  . The number of room nights available at Jameson Inns increased from 878,056 in 1997 to 1,216,998 in 1998, or 38.6%, due to the opening from
     January 1997 through December 1998 of 38 new 38- to 59-room Jameson Inns, and five 16- to 19-room expansions of existing Jameson Inns.

  . Jameson Inns' occupancy rate decreased from 64.9% for 1997 to 61.7% for 1998. The decrease in overall occupancy of the Jameson Inns is attributable primarily to (a) the expansion of several high occupancy Jameson Inns which then experienced lower occupancy rates because of the additional rooms available, (b) the opening of new Jameson Inns which typically require several months of operations before realizing higher occupancy rates and (c) additional competition in certain markets.

  .  ADR increased 7.1% from $47.25 in 1997 to $50.60 in 1998.

   Jameson Hospitality's Same Inn Room Revenues for 1998 versus 1997 grew to $26.2 million from $25.1 million, or 4%. The growth is due to an increase in ADR from $47.03 to $50.07 for these Jameson Inns and an increase in room nights available (due to expansions of certain of these Jameson Inns) from 797,737 to 807,842 partially offset by a decrease in the occupancy rate from 65.4% to 63.4% for these Jameson Inns for 1997 compared to 1998. During 1998, Jameson's lease revenue was affected by the limitation equal to 47% of room revenues for the year.

   Jameson's general and administrative expense includes overhead charges for management, accounting and legal services for the corporate home office. Jameson's general and administrative expense for 1998 was $592,000, as compared to $445,000 for 1997, due to additional costs resulting from the increased size of Jameson and more time spent by shared employees on Jameson's business matters as compared to Jameson Hospitality's and other related entities'.

   Jameson's property taxes and insurance expenses totaled $1.5 million in 1998, compared with $1.1 million for 1997. The increase is attributable to the increase in the number of Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's interest expense increased from $0.8 million in 1997 to $1.7 million in 1998 due to the increase in its average outstanding debt balance in 1998. As a result of the early extinguishment of debt in 1998 and 1997, Jameson had losses of $133,951 and $689,542, respectively, comprised of the write-offs of deferred finance costs and prepayment penalties, which are reflected as extraordinary items.

   Jameson's depreciation expense increased from $3.9 million in 1997 to $5.6 million in 1998, due to an increase in the number of operating Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's loss on disposal of furniture and equipment increased from $144,000 in 1997 to $508,000 in 1998 due to an increase in replacement of furniture, fixtures and equipment before the end of its depreciable life.

   In 1996, Jameson adopted Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-loved assets used in operations or held for sale when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During 1998, Jameson recognized a $2,507,000 loss on impairment of real estate related to one of the hotel properties, which is being actively marketed for sale. No other impairment losses have been recognized.

   Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996. Lease revenue for Jameson for 1997 increased 38% to $13.0 million as compared to $9.4 million for 1996. The increase was due to an increase in Jameson Hospitality's room revenues.

   As a result of three factors, Jameson Hospitality's room revenues rose 38%, from $20 million for 1996 to $27.6 million in 1997.

  . The number of room nights available at Jameson Inns increased from 634,549 in 1996 to 878,056 in 1997, or 38%, due to the opening from January 1996 through December 1997 of 30 new 40-room Jameson Inns, two new 60-room Jameson Inns and seven 20- to 26-room expansions of existing Jameson Inns.

  . Jameson Inns' occupancy rate decreased from 66.9% for 1996 to 64.9% for 1997. The decrease in overall occupancy of the Jameson Inns is attributable primarily to (a) the expansion of several high occupancy Jameson Inns which then experienced lower occupancy rates because of the additional rooms available, (b) the opening of new Jameson Inns which typically require several months of operations before realizing higher occupancy rates and (c) additional competition in certain markets.

  .  ADR increased 3% from $45.80 in 1996 to $47.25 in 1997.

   Jameson Hospitality's Same Inn Room Revenues for 1997 versus 1996 grew to $18.4 million from $18.3 million, or 1%. The growth is due to an increase in Jameson Hospitality's ADR from $45.62 to $46.60 for these Jameson Inns and an increase in room nights available (due to expansions of certain of these Jameson Inns) from 582,840 to 601,264 partially offset by a decrease in the occupancy rate from 67.0% to 64.0% for these Jameson Inns for 1997 compared to 1996. During 1997, the Jameson's lease revenue was affected by the limitation equal to 47% of room revenues for the year.

   Jameson's general and administrative expense includes overhead charges for management, accounting and legal services for the corporate home office. Jameson's general and administrative expense for 1997 was $445,000, as compared to $499,000 for 1996, due to less time spent by shared employees on Jameson's business matters as compared to Jameson Hospitality's and other related entities'.

   Jameson's property taxes and insurance expenses totaled $1.1 million in 1997, compared with $733,000 for 1996. The increase is attributable to the increase in the number of Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's interest expense decreased from $1.4 million in 1996 to $.8 million in 1997 due to the repayment of indebtedness of approximately $25.6 million in March 1997 and $30.8 million in April 1996. Proceeds to pay down debt were generated by the sale of 2.3 million and 3.3 million shares of Jameson common stock in March 1997 and April 1996, respectively. As a result of the early extinguishment of debt in 1997 and 1996, Jameson had losses of $689,542 in 1997 and $989,376 in 1996, comprised of the write-offs of deferred finance costs and prepayment penalties, which are reflected as extraordinary items.

   Jameson's depreciation expense increased from $2.7 million in 1996 to $3.9 million in 1997, due to an increase in the number of operating Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's loss on disposal of furniture and equipment increased from $48,000 in 1996 to $144,000 in 1997 due to an increase in replacement of furniture, fixtures and equipment before the end of its depreciable life.

   Funds from Operations; Cash Available for Distribution. The following table illustrates Jameson's calculation of funds from operations and cash available for distribution on a historical basis for the years ended December 31, 1996, 1997 and 1998. In March 1995, NAREIT published a new interpretation of funds from operations which Jameson retroactively adopted at that time.

                                                   Year Ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
                                                   -------  -------  --------
                                                    (dollars in thousands)
   Net income available to common stockholders.... $ 3,051  $ 5,906  $  3,485
   Add:
    Depreciation expense..........................   2,670    3,898     5,636
    Loss on disposals.............................      48      144       508
    Extraordinary item............................     989      689       134
    Loss on impairment of real estate.............     --       --      2,507
                                                   -------  -------  --------
   Funds from operations, per March 1995 NAREIT
    interpretation................................   6,758   10,637    12,270
   Add:
    Loan fee amortization expense.................      93       80       114
   Less:
    Additions to reserve for furniture, fixtures
     and equipment(1).............................    (778)  (1,077)   (1,551)
    Required loan principal repayments............    (319)     (78)     (146)
                                                   -------  -------  --------
   Cash available for distribution................ $ 5,754  $ 9,562  $ 10,687
                                                   =======  =======  ========

--------
(1) This amount equals 4% of the aggregate room revenues of the Jameson Inns for the period.

   Liquidity and Capital Resources. Jameson expects to continue to develop additional Jameson Inns and expand existing Jameson Inns, as suitable opportunities arise. Jameson will not undertake such investments, however, unless adequate sources of financing are available. Since its election to be taxed as a REIT, Jameson has financed and currently intends to continue financing the construction of new Jameson Inns entirely with bank borrowings. Jameson believes it can continue to finance new Jameson Inns and expansions, with these construction and long-term mortgage loans. At December 31, 1998, Jameson had approximately $53.7 million in outstanding debt and Jameson had 16 operating Jameson Inns which were debt free and could be used as collateral should Jameson need additional borrowing capacity. After the January 1999 financing described below there are two operating Jameson Inns which remain debt free.

   Jameson has a $46.2 million line of credit (the "Line") convertible beginning in 1998 to term notes. At December 31, 1998, Jameson had drawn down $27.5 million under the Line with $18.7 million remaining available credit. Loans made under the Line bear interest at rates initially ranging from 8.5% to 9.0%, which are adjustable annually to equal a major lender's prime rate as published in the Wall Street Journal plus .25 or .5 percentage points. The minimum annual interest rate payable under the Line is 7% and the maximum is 13%. The annual interest rates at December 31, 1998, ranged from 8.5% to 9.0%. Loans made under the Line are secured by mortgages on 41 of the Jameson Inns. Payments of interest are due monthly, and monthly payments of principal and interest commence at various dates beginning in September 1998. Principal under each term loan under the Line is amortized using a 15-year period and is payable in full at various dates through 2007. Jameson uses the Line to finance construction costs, if there is no construction loan in place, and certain other operating needs including the payment of dividends and other operating expenses.

   In the past, Jameson has employed construction and long-term mortgage financing to fund the balance of construction costs not funded under the Line. For each new Jameson Inn to be built, Jameson generally obtains a construction loan for approximately $1.1 to $2.35 million depending on the size of the Jameson Inn to be built. After an 18-month interest-only period, each of the construction loans converts to a long-term mortgage financing upon completion of the Jameson Inn without any further action by Jameson, amortized over 15 years and payable in full seven years from its inception. The interest rate on each of such loans is adjusted annually, to rates ranging from the prime rate then prevailing to prime plus .5%. As of December 31, 1998, the construction loans are secured by mortgages on 10 of the Jameson Inns under construction.

   As of December 31, 1998, Jameson had a total of 20 Jameson Inns and eight expansions under construction with total construction costs, excluding land and closing costs, expected to total $59.8 million when the projects are complete. For ten of these properties, Jameson had obtained construction loans in 1998 totaling $16.6 million. In 1999, Jameson obtained additional financing commitments for six more of the 20 Jameson Inns under construction. This includes $4.7 million in loans for three Jameson Inns which loans are scheduled to close when the properties open and $7.2 million for three other Jameson Inns under construction. In 1999, Jameson also has obtained financing commitments aggregating for $3.8 million for six expansions under construction at December 31, 1998. Other construction costs will be borrowed under the Line if property-specific financing is not obtained.

   On January 14, 1999, Jameson entered into an agreement with a bank to provide $17 million in new financing, which is secured by 14 operating Jameson Inns which were previously debt free. This bank note bears interest at the weekly average yield on United States Treasury securities adjusted to the constant maturity of one year plus 3.75% per annum and is payable in monthly installments of principal and interest of $147,000 until January 2019 when the note matures. In addition, each month $15,000 must be deposited into a replacement reserve escrow until such time as the reserve account has a balance not less than $200,000. The proceeds of this financing will be used to repay amounts outstanding under the Line.

   Since Jameson presently intends to rely primarily on borrowings for construction and permanent financing of new Jameson Inns and the expansion of existing properties, the lack of sufficient financing on favorable terms and conditions could prevent or significantly deter Jameson from constructing new hotels or expanding existing hotels. The availability of such financing depends on a number of factors over which Jameson has no control, including general economic conditions, the economic and competitive environments of the communities in which Jameson's hotels are located and the level and stability of long-term interest rates. Jameson also is considering possible additional long-term debt or equity financing that would be available to fund its ongoing development activities.

   In January 1997, Jameson filed a shelf registration statement on Form S-3 (the "1997 Registration Statement") with the SEC that provides for the issuance of an aggregate of up to $100 million in Jameson common stock, preferred stock and common stock warrants to be offered and sold from time to time. On
March 10, 1997, Jameson completed the sale of 2,300,000 newly issued shares of Jameson common stock. Net proceeds of approximately $26 million were used to repay existing mortgage indebtedness. In 1998, Jameson stockholders approved amendments to Jameson's articles of incorporation increasing the number of authorized shares of Jameson common stock from 20 million to 40 million shares and the authorized shares of Jameson preferred stock from 100,000 to 10 million shares. In February 1998 Jameson sold 1,200,000 shares of Jameson Series A Preferred Stock under the 1997 Registration Statement. Total net proceeds of approximately $28.5 million were used to repay existing mortgage indebtedness. Jameson intends to use future net proceeds, if any, from any additional sales of securities under the 1997 Registration Statement for the repayment of existing indebtedness, working capital and general corporate purposes.

   As with most real estate investments, Jameson's investments in the Jameson Inns are relatively illiquid and such illiquidity is further increased by the location of many Jameson Inns in small communities. As a result, the ability of Jameson to sell or otherwise dispose of any Jameson Inn to provide liquidity will be very limited.

   Jameson has four stock incentive plans in place. As of December 31, 1998, 730,287 shares of Jameson common stock were reserved for future grants and options to purchase 848,114 shares of Jameson common stock were outstanding (including 417,714 which were exercisable). In addition, as of December 31, 1998, 84,297 shares of Jameson common stock issued to certain key employees of Jameson and Jameson Hospitality are restricted as to sale until fully vested in 2006, 2007 and 2008.

   Year 2000. As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Jameson has evaluated its financial software and building operating systems of the Jameson Inns. Based on assessments to date, management believes that the arrival of the year 2000 and the potential related computer problems will not have a material adverse impact on Jameson. Jameson believes that its current software and operating systems are year 2000 compliant. Based on current information, costs of addressing and solving year 2000 problems are not expected to have a material effect on Jameson's financial position or results of operations. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 issues is outside of Jameson's control. There can be no assurance that the failure of Jameson, or such third parties, to address adequately their respective Year 2000 issues will not have a material adverse effect on Jameson's future financial condition or results of operations.

   Jameson maintains contingency plans in its normal course of business designed to be deployed in the event of various potential business interruptions. These generally include manual workarounds and adjusting staffing.

   Inflation. Operators of hotels in general possess the ability to adjust room rates quickly. Although Jameson Hospitality raised its room rates by approximately 7% in 1996, 3% in 1997 and 7% in 1998, competitive pressures have limited, and may in the future limit, Jameson Hospitality's ability to raise rates in the face of inflation.

                         INDEX TO FINANCIAL STATEMENTS

I.  Jameson Audited Financial Statements
    Report of Independent Auditors..........................................  F-2
    Consolidated Balance Sheets as of December 31, 1998, and 1997...........  F-3
    Consolidated Statement of Operations for each of the three years ended
     December 31, 1998, 1997 and 1996.......................................  F-4
    Consolidated Statements of Stockholders' Equity for each of the three years ended December 31, 1998, 1997 and 1996...........................  F-5
    Consolidated Statements of Cash Flows for each of the three years ended
     December 31, 1998, 1997 and 1996.......................................  F-6
    Notes to Consolidated Financial Statements..............................  F-7
II. Jameson Hospitality Audited Financial Statements
    Report of Independent Auditors.......................................... F-18
    Consolidated Balance Sheets as of December 31, 1998, and 1997........... F-19
    Consolidated Statement of Operations for each of the three years ended
     December 31, 1998, 1997 and 1996....................................... F-20
    Consolidated Statements of Members Capital for each of the three years ended December 31, 1998, 1997 and 1996................................. F-21
    Consolidated Statements of Cash Flows for each of the three years ended
     December 31, 1998, 1997 and 1996....................................... F-22
    Notes to Consolidated Financial Statements.............................. F-24

                         Report of Independent Auditors

The Board of Directors
Jameson Inns, Inc.

   We have audited the accompanying consolidated balance sheets of Jameson Inns, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jameson Inns, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Atlanta, Georgia
February 12, 1999

                               JAMESON INNS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Assets
Property and equipment.............................. $168,880,042  $117,515,375
Less accumulated depreciation.......................  (16,754,843)  (12,584,189)
                                                     ------------  ------------
                                                      152,125,199   104,931,186
Cash................................................      500,377       338,581
Lease revenue receivable............................    2,289,753     1,457,672
Deferred finance costs, net.........................    1,110,336       781,472
Other assets........................................      303,497        96,785
                                                     ------------  ------------
                                                     $156,329,162  $107,605,696
                                                     ============  ============
Liabilities and stockholders' equity
Mortgage notes payable.............................. $ 53,697,435  $ 29,624,889
Accounts payable and accrued expenses...............      199,730       213,411
Accounts payable to affiliates......................    2,087,106     2,185,884
Accrued interest payable............................      350,436       164,757
Accrued property taxes..............................      432,168       255,874
Preferred stock dividends payable...................      693,750           --
                                                     ------------  ------------
                                                       57,460,625    32,444,815
Stockholders' equity:
  Preferred stock, 10,000,000 shares authorized
   9.25% Series A Cumulative Preferred Stock, $1 par
    value, liquidation preference $25 per share,
    1,200,000 shares (0 in 1997) issued and
    outstanding.....................................    1,200,000           --
  Common stock, $.10 par value, 40,000,000 shares
   authorized,
   9,895,810 shares (9,774,075 in 1997) issued and
   outstanding......................................      989,581       977,408
  Additional paid-in capital........................   97,705,947    75,210,464
  Retained deficit..................................   (1,026,991)   (1,026,991)
                                                     ------------  ------------
Total stockholders' equity..........................   98,868,537    75,160,881
                                                     ------------  ------------
                                                     $156,329,162  $107,605,696
                                                     ============  ============


                            See accompanying notes.

                               JAMESON INNS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Year ended December 31
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------- ----------- ----------
Lease revenue..............................  $18,229,748 $12,966,185 $9,376,101
Expenses:
  Property tax expense.....................    1,041,687     683,902    461,516
  Insurance expense........................      481,932     422,890    271,835
  Depreciation.............................    5,636,079   3,898,091  2,669,574
  General and administrative expenses......      592,041     444,908    499,006
  Loss on disposal of furniture and
   equipment...............................      507,718     143,544     47,849
  Loss on impairment of real estate........    2,507,000         --         --
                                             ----------- ----------- ----------
Total expenses.............................   10,766,457   5,593,335  3,949,780
                                             ----------- ----------- ----------
Income from operations.....................    7,463,291   7,372,850  5,426,321
Interest expense, net of capitalized
 amounts...................................    1,656,240     777,718  1,385,512
                                             ----------- ----------- ----------
Income before extraordinary loss...........    5,807,051   6,595,132  4,040,809
Extraordinary loss--early extinguishment of
 debt......................................      133,951     689,542    989,376
                                             ----------- ----------- ----------
Net income.................................    5,673,100   5,905,590  3,051,433
Less preferred stock dividends.............    2,188,050         --         --
                                             ----------- ----------- ----------
Net income attributable to common
 stockholders..............................  $ 3,485,050 $ 5,905,590 $3,051,433
                                             =========== =========== ==========
Per common share:
Income before extraordinary loss:
  Basic....................................  $       .37 $       .72 $      .65
  Diluted..................................  $       .36 $       .70 $      .63
Net income:
  Basic....................................  $       .36 $       .64 $      .49
  Diluted..................................  $       .35 $       .63 $      .48



                            See accompanying notes.

                               JAMESON INNS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         Preferred   Common  Contributed   Retained    Stockholders'
                           Stock     Stock     Capital      Deficit       Equity
                         ---------- -------- -----------  -----------  -------------
Balance at January 1,
 1996................... $      --  $385,795 $22,395,546  $(1,026,991)  $21,754,350
  Issuance of common
   stock, net of
   offering expense.....        --   339,703  30,787,970          --     31,127,673
  Exercise of stock
   options..............        --     3,770     288,109          --        291,879
  Vesting of stock
   options..............        --       --       63,542          --         63,542
  Vesting of restricted
   stock grant..........        --     6,479      28,852          --         35,331
  Common stock dividends
   ($0.86 per share)....        --       --   (2,509,817)  (3,051,433)   (5,561,250)
  Net income............        --       --          --     3,051,433     3,051,433
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1996...................        --   735,747  51,054,202   (1,026,991)   50,762,958
  Issuance of common
   stock, net of
   offering expense.....        --   234,549  25,887,675          --     26,122,224
  Exercise of stock
   options..............        --     6,981     413,417          --        420,398
  Vesting of stock
   options..............        --       --       37,424          --         37,424
  Vesting of restricted
   stock grant..........        --       131      70,652          --         70,783
  Common stock dividends
   ($0.90 per share)....        --       --   (2,252,906)  (5,905,590)   (8,158,496)
  Net income............        --       --          --     5,905,590     5,905,590
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1997...................        --   977,408  75,210,464   (1,026,991)   75,160,881
  Issuance of preferred
   and common stock, net
   of offering expense..  1,200,000    4,253  27,839,002          --     29,043,255
  Exercise of stock
   options..............        --     5,930     353,089          --        359,019
  Vesting of stock
   options..............        --       --          --           --            --
  Vesting of restricted
   stock grant..........        --     1,990      60,442          --         62,432
  Common stock dividends
   ($0.94 per share)....        --       --   (3,784,845)  (5,457,255)   (9,242,100)
  Preferred stock
   dividends
   ($1.82 per share)....        --       --   (1,972,205)    (215,845)   (2,188,050)
  Net income............        --       --          --     5,673,100     5,673,100
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1998................... $1,200,000 $989,581 $97,705,947  $(1,026,991)  $98,868,537
                         ========== ======== ===========  ===========   ===========


                            See accompanying notes.

                               JAMESON INNS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year ended December 31
                                      ----------------------------------------
                                          1998          1997          1996
                                      ------------  ------------  ------------
Operating Activities
Net income..........................  $  5,673,100  $  5,905,590  $  3,051,433
Adjustments to reconcile net income
 to cash provided by operating
 activities:
  Extraordinary loss................       133,951       596,526       989,376
  Depreciation and amortization.....     5,750,186     3,977,605     2,762,660
  Loss on disposal of furniture and
   equipment........................       507,718       143,544        47,849
  Stock-based compensation expense..        62,432       108,207        98,873
  Loss on impairment of real
   estate...........................     2,507,000           --            --
  Changes in assets and liabilities
   increasing (decreasing) cash:
    Lease revenue receivable........      (832,081)     (773,048)     (188,770)
    Other assets....................      (206,712)      186,794      (202,130)
    Accounts payable and accrued
     expenses.......................       (13,681)      193,290       (45,828)
    Accounts payable to affiliates..       (98,778)    1,552,424        64,799
    Accrued interest payable........       185,679        44,214       (30,639)
    Accrued property taxes and other
     accrued liabilities............       176,294       125,205        78,857
                                      ------------  ------------  ------------
Net cash provided by operating
 activities.........................    13,845,108    12,060,351     6,626,480
Investing Activities
Additions to property and
 equipment..........................   (55,844,810)  (37,362,186)  (23,548,156)
                                      ------------  ------------  ------------
Net cash used in investing
 activities.........................   (55,844,810)  (37,362,186)  (23,548,156)
Financing Activities
Common stock dividends paid.........    (9,242,100)   (8,158,496)   (5,561,250)
Preferred stock dividends paid......    (1,494,300)          --            --
Proceeds from issuance of preferred
 and common stock, net of offering
 expense............................    29,043,255    26,122,224    31,127,673
Proceeds from exercise of stock
 options............................       359,019       420,398       291,879
Proceeds from mortgage notes
 payable............................    53,936,020    33,919,713    27,466,333
Payment of deferred finance costs...      (576,922)     (260,306)   (1,066,270)
Payments on mortgage notes payable..   (29,863,474)  (26,612,029)  (35,363,031)
                                      ------------  ------------  ------------
Net cash provided by financing
 activities.........................    42,161,498    25,431,504    16,895,334
Net increase (decrease) in cash.....       161,796       129,669       (26,342)
Cash at beginning of year...........       338,581       208,912       235,254
                                      ------------  ------------  ------------
Cash at end of year.................  $    500,377  $    338,581  $    208,912
                                      ============  ============  ============
Supplemental Information
Interest paid, net of interest
 capitalized........................  $  2,252,778  $    733,504  $  1,416,151
                                      ============  ============  ============
State income and franchise taxes
 paid...............................  $     17,353  $     16,752  $      3,772
                                      ============  ============  ============

                            See accompanying notes.

                               JAMESON INNS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Financial Statements

   Jameson Inns, Inc. ("the Company") develops and owns limited service hotel properties (the "Inns") operating under the trademark "The Jameson Inn(R)." The Company focuses on developing Inns in communities in the southeastern United States which have a strong and growing industrial or commercial base.

   At December 31, 1998, there were 81 Inns in operation in six Southeastern states with a total of 3,748 rooms and an additional 33 Inns under development, including 20 under construction in these same six states as well as two new states, and contracts to acquire 13 additional parcels of land on which additional Inns are expected to be constructed in 1999. At December 31, 1998, 20-room expansions of eight existing Inns were also being constructed.

   Intercompany transactions among the entities included in the consolidated financial statements have been eliminated. As of December 31, 1998, the Company had one wholly-owned and two 99.8%-owned qualified real estate investment trust subsidiaries. Various companies wholly-owned by the Company's Chairman and CEO and his spouse own the remaining 0.2% of these two subsidiaries.

   The Company's principal business includes arranging construction and permanent financing, land acquisition, ownership of the Inns, capital improvements to the Inns, and acquisition and replacement of furniture, fixtures and equipment for the Inns.

   The Company has several business relationships with Jameson Hospitality, LLC ("JH") including contracts to construct the new Inns (see Note 8) and the lease to operate the Inns (see Note 3). JH is the successor to Jameson Development Company, LLC and Jameson Operating Company II, LLC which previously held the contracts and the lease, respectively. JH is wholly-owned by Thomas W. Kitchin, chairman and chief executive officer of the Company, and his wife.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Accounting Policies

   Property and Equipment

   Costs incurred to acquire and open new Inn locations or to renovate existing Inns are capitalized as property costs and amortized over their depreciable life. The Company also capitalizes construction period interest costs and real estate taxes. Interest costs of $1,125,935, $637,290 and $526,130 were capitalized in 1998, 1997 and 1996, respectively.

   Property and equipment used in Inn operations is depreciated using the straight-line method generally over 31.5 to 39 years (buildings), 15 years (land improvements) and five years (furniture, fixtures and equipment).

                               JAMESON INNS, INC.

   Property and equipment consists of the following at December 31:

                                                         1998          1997
                                                     ------------  ------------
     Land and improvements.......................... $ 34,671,144  $ 21,525,941
     Buildings......................................   98,322,232    75,117,503
     Furniture, fixtures and equipment..............   18,849,944    14,018,665
     Construction in process........................   17,036,722     6,853,266
                                                     ------------  ------------
                                                      168,880,042   117,515,375
     Accumulated depreciation.......................  (16,754,843)  (12,584,189)
                                                     ------------  ------------
                                                     $152,125,199  $104,931,186
                                                     ============  ============

   In 1996, the Company adopted Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations or held for sale when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During 1998, the Company recognized a $2,507,000 loss on impairment of real estate related to one of the hotel properties, which is being actively marketed for sale. No other impairment losses have been recognized.

   Deferred Finance Costs

   Deferred finance costs represent fees and other expenses incurred to obtain long-term debt financing on the Inn facilities and are amortized to expense over the terms of the loans, beginning with the opening of the Inn. Amortization of deferred finance costs is included in interest expense on the consolidated statement of operations. Accumulated amortization totaled $180,910 and $88,708 as of December 31, 1998 and 1997, respectively.

   Income Taxes

   The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and has operated as such since January 1, 1994. As a result, the Company is not subject to federal income taxes to the extent that it distributes annually at least 95% of its taxable income to its shareholders and satisfies certain other requirements defined in the Code.

   The Company uses the liability method of accounting for income taxes, which amounts have not been material since the REIT election.

   Stock-Based Compensation

   The Company uses the intrinsic value method for valuing its awards of stock options, restricted stock and other stock awards and recording the related compensation expense, if any. This compensation expense is included in general and administrative expense which is allocated as part of the cost reimbursement agreement described in Note 8.

   See Note 5 for pro forma disclosures using the fair value method as described in Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123").

   Earnings Per Share

   Net income attributable to common stock is reduced by all preferred stock dividends declared through the end of the period.

                               JAMESON INNS, INC.

   Basic earnings per share is calculated using weighted average shares outstanding less issued and outstanding but unvested restricted shares of Common Stock.

   Diluted earnings per share is calculated using weighted average shares outstanding plus the dilutive effect of outstanding shares of Preferred Stock, outstanding restricted shares of Common Stock and outstanding stock options, using the treasury stock method and the average stock price during the period.

  Recently Issued Accounting Standards

   During the fourth quarter of 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Company.

   The Company develops and owns limited service hotel Inns in the southeastern United States which are all leased to JH (see Note 3). The Company separately evaluates the performance of each of its Inns. However, because each of the Inns have similar economic characteristics, facilities and services, the Inns have been aggregated into a single dominant segment.

   The Company evaluates performance and allocates resources primarily based on estimated return on investment. Return on investment represents income divided by average cost of the real estate asset. All other segment measurements are disclosed in the Company's consolidated financial statements.

3. The Lease

   The Company has entered into a master lease, whereby all of the operating Inns are leased to JH. Therefore, all of the lease revenue and related receivables are derived from this lease.

   The Lease, which expires December 31, 2007, provides for payment of Base Rent plus Percentage Rent. Base Rent, which is payable monthly, equals $264.00 per month for each rentable room in the Inns at the beginning of the relevant month. Percentage Rent, which is payable quarterly, is calculated as a percentage in excess of Base Rent of the total amount of room rental and other miscellaneous revenues realized by JH over the relevant period. The percentage is 39% of such revenues up to $21.62 per day per room in 1998 over the period, plus 65% of all additional average daily room rental revenues, provided, however, that total rent for any calendar year is not to exceed 47% of total room rental revenues for that year. The $21.62 per room amount used in calculating Percentage Rent is subject to adjustment each year end based on changes in the Consumer Price Index and as of January 1, 1999 was $22.18.

   Base rent totaled $10,501,920, $7,532,712, and $5,469,288 in 1998, 1997 and
1996, respectively, and assuming the same number of rooms in operation as at December 31, 1998, would total $11,873,664 per year until the Lease expires.

   The Lease requires the Company to pay real and personal property taxes, casualty and liability insurance premiums and the cost of maintaining structural elements, including underground utilities and the cost of replacing or refurbishing the furniture, fixtures and equipment in the Inns. The Company intends to maintain cash reserves or sufficient access to borrowings equal to 4% of room revenues of JH, less amounts expended to date, to fund the Company's future capital expenditures for such replacements and refurbishments. JH is required to pay workers compensation insurance premiums, utility costs and all other costs and expenses incurred in the operations of the Inns.

                               JAMESON INNS, INC.

4. Mortgage Notes Payable

   As of December 31, long-term debt consists of:

                                                           1998        1997
                                                        ----------- -----------
   Notes payable on Inns:
     Terms of seven years, due in monthly installments
      of principal and interest with any remaining
      unpaid balances payable in full on the
      individual note's maturity date. Maturity dates
      range from 2003 to 2005. Interest rates are
      adjusted to a specified spread above the prime
      rate, and ranged from 8.125% to 9.0% at December
      31, 1998. Secured by mortgages on 24 of the
      Inns............................................  $23,843,114 $15,557,415
   Line of credit:
     $46.2 million line of credit ("the Line")
      convertible beginning in 1998 to term notes due
      at various dates through 2007. At December 31,
      1998, the Company had $18.7 million available to
      borrow. The Line bears interest at initial
      annual rates ranging from 8.5% to 9.0%, which is
      adjusted annually to the prime rate plus .25% or
      .5%, with a floor of 7% and a cap of 13% (8.5%
      to 9.0% at December 31, 1998). Payments of
      interest are due monthly, and monthly payments
      of principal and interest commence at various
      dates beginning September 1998. Principal under
      each term loan under the Line is being amortized
      using a 15-year period and is payable in full at
      various dates from 2003 to 2007. Secured by
      mortgages on 41 of the Inns.....................   27,463,179  11,286,332
   Construction obligations:
     $16.6 million, including pending draws on
      construction loans. As of December 31, 1998,
      $14.2 million was available for borrowing. The
      construction loans have terms of seven years and
      are due in monthly installments of interest only
      for 18 months and principal and interest using a
      15-year amortization schedule thereafter until
      the individual note's maturity date. The notes'
      interest rates are adjusted annually to a
      specified rate above the prime rate. Interest
      rates at December 31, 1998 ranged from 7.875% to
      8.875%. Secured by 10 Inns under construction...    2,391,142   2,781,142
                                                        ----------- -----------
                                                        $53,697,435 $29,624,889
                                                        =========== ===========

   At December 31, 1998 and 1997, approximately $119.0 and $80.4 million, respectively, of the Company's net book value of property and equipment collateralized the mortgage notes payable. At December 31, 1998 and 1997, the carrying value of the long-term debt approximated its fair value.

                              JAMESON INNS, INC.

   The following table summarizes the scheduled aggregate principal payments for the five years subsequent to December 31, 1998:

     1999........................................................... $ 1,050,496
     2000...........................................................   3,023,316
     2001...........................................................   3,320,081
     2002...........................................................   3,518,474
     2003...........................................................   3,642,867
     Thereafter.....................................................  39,142,201
                                                                     -----------
                                                                     $53,697,435
                                                                     ===========

   The Company used proceeds of its preferred stock offering in 1998 and common stock offerings in 1997 and 1996 to early extinguish debt in those years. As a result of the early extinguishment of certain debt in 1998, 1997, and 1996, the Company had extraordinary losses of $133,951, $689,542 and $989,376, respectively, comprised of the write-off of unamortized deferred finance costs and prepayment penalties.

5. Stockholders' Equity

   Preferred Stock

   On March 18, 1998, the Company completed the sale of 1,200,000 newly issued shares of 9.25% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") at $25 per share before underwriting discounts and expenses. Net proceeds of approximately $28.5 million were used to repay certain existing mortgage indebtedness at that date.

   Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the 20th day of January, April, July and October to shareholders of record on the last business day of December, March, June and September at the fixed rate of 9.25% per annum of the liquidation preference of $25 per share (equivalent to a fixed annual rate of $2.3125 per share).

   Holders of Series A Preferred Stock generally will have no voting rights except as required by law. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least a majority of the outstanding Series A Preferred Stock.

   The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities.

   Upon the occurrence of a Change of Control Event, as defined, at any time prior to March 18, 2003, the Company may redeem all of the outstanding Series A Preferred Stock at a purchase price ranging from $25.05 to $26.05 per share (depending on the date of the redemption), plus accrued and unpaid dividends (if any) to the date of redemption. Except in certain circumstances relating to preservation of the Company's status as a REIT and in connection with a change of control of the Company, the Series A Preferred Stock is not redeemable prior to March 18, 2003. On and after such date, the Series A Preferred stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus dividends accrued and unpaid to the redemption date (whether or not declared) without interest.

                              JAMESON INNS, INC.

   Stock Options

   The Company adopted the 1993 Stock Incentive Plan ("1993 Plan") and originally reserved 320,000 shares of common stock to provide incentives to attract and retain officers, key employees and directors of both the Company and JH. The Company's 1993 Stock Incentive Plan provides for a number of shares equal to 10% of the Company's outstanding common shares to be available to provide incentives to retain key personnel at both the Company and JH. In 1996, the Jameson 1996 Stock Incentive Plan ("1996 Plan") was adopted and 500,000 shares were reserved for issuance. As of December 31, 1998 the Company had a total of 1,337,698 shares reserved for future issuance, including 510,287 shares available for future option grants under the 1993 and 1996 Plans.

   The Company's Director Stock Option Plan ("1995 Director Plan") initially reserved 150,000 shares of Common Stock to attract and retain qualified independent directors. This plan provides that, upon election to the Board of Directors, each director will receive options to purchase 25,000 shares of common stock at the then current market price; such options are fully vested upon issuance. In addition, the Company adopted the 1997 Director Stock Option Plan ("1997 Director Plan") in November 1997. The 1997 Director Plan initially reserved 200,000 shares of Common Stock and provides that at time of the Company's approval of the plan and subsequently upon each annual shareholders meeting, each independent director will also be granted an option to purchase 5,000 shares at the then current market price with all shares becoming fully vested upon issuance. As of December 31, 1998, a total of 325,000 options are reserved for future issuance under the 1995 Director Plan and the 1997 Director Plan, including 220,000 options available to be granted at December 31, 1998.

   A summary of the stock option activity in the 1993, 1996, 1995 Director and 1997 Director Plans follows:

                                                                   Weighted
                                     Number       Range of         Average
                                       of      Exercise Price   Exercise Price
                                     Shares       Per Share       Per Share
                                     -------  ----------------- --------------
   Options outstanding, January 1,
    1996............................ 459,540  $ 6.65  - $ 8.75     $ 7.17
     Granted in 1996................  27,500  $10.875              $10.875
     Exercised in 1996.............. (37,697) $ 6.65  - $ 7.25     $ 7.08
     Forfeited in 1996.............. (21,500) $ 6.65  - $ 8.75     $ 8.27
                                     -------
   Options outstanding December 31,
    1996............................ 427,843  $ 6.65  - $10.875    $ 7.36
     Granted in 1997................ 497,000  $11.375 - $11.75     $11.63
     Exercised in 1997.............. (86,992) $ 6.65  - $10.875    $ 7.11
     Forfeited in 1997.............. (30,000) $ 7.25  - $11.75     $11.28
                                     -------
   Options outstanding December 31,
    1997............................ 807,851  $ 6.65  - $11.75     $ 9.87
     Granted in 1998................ 175,000  $ 9.125 - $11.375    $10.63
     Exercised in 1998.............. (50,737) $ 6.65  - $10.875    $ 7.07
     Forfeited in 1998.............. (84,000) $10.00  - $11.75     $11.39
                                     -------
   Options outstanding December 31,
    1998............................ 848,114  $ 6.65  - $11.75     $10.04
                                     =======
   Options exercisable
     December 31, 1996.............. 282,844  $ 6.65  - $ 8.125    $ 7.25
                                     =======
     December 31, 1997.............. 365,855  $ 6.65  - $11.62     $ 7.78
                                     =======
     December 31, 1998.............. 417,714  $ 6.65  - $11.75     $ 8.71
                                     =======

                               JAMESON INNS, INC.

   The weighted average exercise price of the 848,114 options outstanding at December 31, 1998 was $10.04. The weighted average exercise price of options exercisable at December 31, 1998 was $8.71. The average contractual life remaining on options outstanding at December 31, 1998 was 7.93 years.

   As presented in the table above, the Company had a total of 848,114 options outstanding at December 31, 1998. A portion of these options 251,781 have exercise prices of $6.65 to $7.25, a weighted average exercise price of $7.12 and an average remaining contractual life of 5.66 years. All of the options outstanding in this group were exercisable with a weighted average price per share of $7.12. At December 31, 1998, the Company also had 596,333 options outstanding with an exercise price of $8.125 to $11.75, a weighted average exercise price of $11.28 and an average remaining contractual life of 8.89 years. Of this outstanding amount, 165,933 options were exercisable with a weighted average price per share of $11.13.

   Restricted Stock

   In 1998, 1997 and 1996, the Company awarded 20,821, 1,400 and 65,270 shares, respectively of Common Stock to certain officers and employees of the Company and JH, under the provisions of the 1996 Plan. The shares vest ten years after date of grant, assuming the individual is continuously employed by one of the two companies at that date. Holders are entitled to all dividends prior to forfeiture or full vesting. As of December 31, 1998, 84,297 restricted shares of common stock remain outstanding; the balance were forfeited and returned to the Company.

   Compensation expense resulting from the stock award is calculated as the fair value of the restricted shares at the date of grant based on the market price at date of grant; and is being recorded over the ten-year vesting period using the straight line method, net of forfeitures. The expense recorded was $62,432 in 1998, $62,389 in 1997 and $35,331 in 1996.

   Pro Forma Effects of Stock-based Compensation

   Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its stock options and restricted stock granted subsequent to December 31, 1994, using the fair value method prescribed by that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996; risk-free interest rates of 4.10% to 6.69%; a dividend yield of 8%; a volatility factor of the expected market price of the Company's Common Stock of .196, .197 or .208, respectively; and an expected life of the option of 3 to 10 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and shares which have no vesting restrictions and are fully transferable. In addition, valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and restricted stock have characteristics significantly different from those of traded options or unrestricted shares, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and restricted stock.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information follows:

                                                            1998   1997   1996
                                                           ------ ------ ------
     Pro forma net income (in 000's)...................... $3,419 $5,882 $3,049
     Pro forma earnings per share--basic.................. $  .35 $  .64 $  .49
     Pro forma earnings per share--diluted................ $  .34 $  .62 $  .48

                               JAMESON INNS, INC.

   Dividend Reinvestment Plan

   In April 1995, the Company registered 200,000 shares of common stock for purchase under the Dividend Reinvestment and Stock Purchase Plan. The plan allows existing shareholders to reinvest their dividends in additional shares purchased at a 5% discount from the average market price of the shares. The plan also allows existing shareholders to make additional cash purchases of common stock of up to $5,000 per calendar quarter. These additional cash purchases from the Company are not sold at a discount from the market price. During 1998, 1997 and 1996, 41,726, 45,483 and 21,331 shares, respectively, were purchased either through dividend reinvestments or additional cash purchases.

   Warrants

   As a part of its initial public offering, the Company issued and had warrants outstanding to purchase up to 260,000 shares of Common Stock at an exercise price of $14.85 per share; the warrants are exercisable in whole or in part from date of grant until January 26, 1999. The warrants expired in 1999 with no exercises.

6. Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share:

                                             1998         1997        1996
                                          -----------  ----------  ----------
   Numerator:
     Income from continuing operations... $ 5,807,051  $6,595,132  $4,040,809
     Extraordinary loss..................    (133,951)   (689,542)   (989,376)
                                          -----------  ----------  ----------
     Net income..........................   5,673,100   5,905,590   3,051,433
     Preferred stock dividends...........  (2,188,050)        --          --
                                          -----------  ----------  ----------
     Numerator for basic earnings per
      share--income available to common
      stockholders....................... $ 3,485,050  $5,905,590  $3,051,433
                                          ===========  ==========  ==========
   Denominator:
     Weighted average shares
      outstanding........................   9,836,624   9,285,670   6,239,407
     Less: Unvested restricted shares....     (64,734)    (63,661)    (61,505)
                                          -----------  ----------  ----------
   Denominator for basic earnings per
    share................................   9,771,889   9,222,009   6,177,902
   Plus: Effect of dilutive securities
     Employee and director stock
      options............................      95,497     146,511     129,876
     Unvested restricted shares..........      61,509      44,999      57,979
                                          -----------  ----------  ----------
   Total dilutive potential common
    shares...............................     157,006     191,510     187,855
                                          -----------  ----------  ----------
   Denominator for diluted earnings per
    share-adjusted weighted average
    shares and assumed conversions.......   9,928,895   9,413,519   6,365,757
                                          ===========  ==========  ==========
   Basic Earnings Per Common Share:
   Income before extraordinary loss...... $      0.37  $     0.72  $     0.65
   Extraordinary loss....................        (.01)       (.08)       (.16)
                                          -----------  ----------  ----------
   Net income per common share........... $      0.36  $     0.64  $     0.49
                                          ===========  ==========  ==========
   Diluted Earnings Per Common Share:
   Income before extraordinary loss...... $      0.36  $     0.70  $     0.63
   Extraordinary loss....................       (0.01)       (.07)       (.15)
                                          -----------  ----------  ----------
   Net income............................ $      0.35  $     0.63  $     0.48
                                          ===========  ==========  ==========

                               JAMESON INNS, INC.

   Options to purchase 503,833 and 27,500 shares of Common Stock during 1998, 1997 and 1996, respectively, warrants to purchase 260,000 shares of Common Stock during 1998, 1997 and 1996 and stock appreciation rights to acquire 150,000 shares of Common Stock during 1996 were all outstanding but were not included in the computation of diluted earnings per share because the securities' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

7. Income Taxes

   The Company recorded no provision for federal income taxes in 1998, 1997 or 1996 due to its REIT status. State tax expense, which is not material, is included in general and administrative expenses. At December 31, 1998, the Company had net operating loss carryforwards of approximately $1.2 million available for federal income tax purposes, which begin to expire in 2005. As a result of the REIT election and change in ownership resulting from the IPO, future utilization of the net operating loss carryforwards by the Company, may be limited.

   The Company declared and paid dividends on its Common Stock of $.94, $.90 and $.86 per share in 1998, 1997 and 1996, respectively. Of these dividends, $.72, $.73 and $.56 per share represents ordinary income and $.22, $.17 and $.30 per share represents return of capital in 1998, 1997 and 1996, respectively.

8. Additional Related Party Transactions

   The Company shares employees and office space with Kitchin Investments, Inc., which is wholly owned by Thomas W. Kitchin, the Company's chairman and chief executive officer. Under the cost reimbursement agreement, Kitchin Investments, Inc. charged the Company approximately $200,000, $220,000 and $194,000 for its allocation of salary, office overhead, and other general and administrative costs in 1998, 1997 and 1996, respectively. Accounts payable to affiliates at December 31, 1998 and 1997 includes $118,861 and $54,251, respectively, due to this related party.

   JH identifies sites and constructs the Inns for the Company. The Company paid JH and its predecessor companies a total of $41,055,000, $29,628,000 and $18,932,000 for construction of new Inns, Inn expansions, fitness centers or renovations during the years ended December 31, 1998, 1997 and 1996, respectively.

9. Other Commitments and Contingencies

   As of December 31, 1998, the Company had executed or expected to execute construction contracts with JH, for new Inns or expansions totaling $59.8 million, of which $42.8 million had not been expended.

   The Company leases its headquarters' office space in Atlanta, Georgia, and land underlying certain of its Inns which are built or under construction. The leases require future minimum payments as follows:

     1999............................................................ $  282,638
     2000............................................................    295,765
     2001............................................................    309,251
     2002............................................................    319,236
     2003............................................................    120,612
     Thereafter......................................................  3,210,502
                                                                      ----------
                                                                      $4,538,003
                                                                      ==========

                               JAMESON INNS, INC.

   The rent expense under the office lease is paid by Kitchin Investments, Inc. and is allocated under the cost reimbursement agreement described in Note 8. An insignificant amount of allocated rent expense is included in general and administrative expense in the Company's statement of operations.

   The Company is a defendant or plaintiff in various legal actions which have arisen in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. Subsequent Events

   On January 14, 1999, the Company entered into an agreement with a bank to provide $17 million in financing, which will be secured by 14 Inns with a net book value of approximately $17,800,000 at December 31, 1998. The note bears interest at the weekly average yield on United States Treasury securities adjusted to the constant maturity of one year plus 3.75% per annum and is payable in monthly installments of principal and interest of $147,000 until January 2019 when the note matures. In addition, each month $15,000 must be deposited into a replacement reserve account until such time as the reserve account has a balance not less than $200,000.

11. Pending Events

   On January 27, 1999, the Company announced plans to merge with Signature Inns, Inc. ("Signature"). Signature owns and operates 25 hotels and manages one additional hotel, all of which are located in the midwestern United States. The Company and Signature have executed a merger agreement, currently pending stockholder approval. Prior to the merger, JH will acquire certain of the assets and assume certain liabilities related to the operation of the Inns such that Signature will be able to merge with a REIT without disqualifying the REIT's future tax status. Upon completion of the merger, the common stockholders of Signature will receive half a share of the Company's common stock plus $1.50 in cash for each share of Signature common stock. The amount of cash payment will be reduced if a dividend is declared and paid to the holders of Signature common stock prior to the consummation of the merger. The holders of the outstanding shares of the Signature $1.70 Cumulative Convertible Preferred Stock, Series A, would receive the equivalent number of shares of a newly created $1.70 Cumulative Convertible Preferred Stock, Series S ("Series S Preferred Stock"), of the Company which, upon conversion at the election of the holder thereof, the holder would receive 1.04 shares of the Company's common stock, plus a cash payment of $3.125 for each share of Series S Preferred Stock converted. This transaction will be accounted for using the purchase method of accounting.

   On November 3, 1998, the Board of Directors approved the proposed acquisition by the Company of the outdoor advertising assets of JH. These assets consist of approximately 100 road side billboards on which advertising for the Company's hotel properties and, in certain instances, other services or products for third parties is placed. It is anticipated that these billboards will be leased back to JH and will continue to be used for the same type of advertising. The consideration payable to JH will consist of (i) 72,727 newly issued shares of the Company's Series A Preferred Stock, (ii) $400,000 in cash, and (iii) the assumption of indebtedness of approximately $735,000 which is secured by mortgages on the billboards and the revenues generated therefrom. It is currently anticipated that this transaction will close in April of 1999 and that JH will distribute the shares of the Series A Preferred Stock it receives to Thomas W. Kitchin and his wife.

                               JAMESON INNS, INC.

12. Quarterly Results of Operations (Unaudited)

   The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997:

                                                   1998 Quarters
                                    --------------------------------------------
                                      First      Second      Third      Fourth
                                    ---------- ----------  ---------- ----------
Lease revenue.....................  $3,852,678 $4,742,604  $5,032,808 $4,601,658
Income before extraordinary loss..   1,465,414     66,341   2,606,566  1,668,730
Net income........................   1,437,378    (11,673)  2,578,665  1,668,730
Earnings per common share:
  Income before extraordinary
   loss:
    Basic.........................         .14       (.06)        .20        .10
    Diluted.......................         .14       (.06)        .19        .10
  Net income:
    Basic.........................         .14       (.07)        .19        .10
    Diluted.......................         .13       (.07)        .19        .10
                                                   1997 Quarters
                                    --------------------------------------------
                                      First      Second      Third      Fourth
                                    ---------- ----------  ---------- ----------
Lease revenue.....................  $2,735,543 $3,242,524  $3,554,015 $3,434,103
Income before extraordinary loss..   1,210,869  1,889,061   2,012,263  1,482,939
Net income........................     521,327  1,889,061   2,012,263  1,482,939
Earnings per common share:
  Income before extraordinary
   loss:
    Basic.........................        0.15       0.20        0.21       0.15
    Diluted.......................        0.15       0.19        0.20       0.15
  Net income:
    Basic.........................        0.07       0.20        0.21       0.15
    Diluted.......................        0.06       0.19        0.20       0.15

   Quarterly earnings per share do not sum to the annual earnings per share amounts due to the effects of the timing of stock issuances and fluctuations in average price during the period.

                         REPORT OF INDEPENDENT AUDITORS

The Members
Jameson Hospitality, LLC

   We have audited the accompanying consolidated balance sheets of Jameson Hospitality, LLC as of December 31, 1998 and 1997, and the related consolidated statements of operations, members' capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jameson Hospitality, LLC at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
February 19, 1999

                            JAMESON HOSPITALITY, LLC

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Assets
Current assets:
  Cash................................................... $1,077,579 $2,318,486
  Marketable securities..................................    199,529        --
  Accounts receivable....................................    853,720    573,146
  Accounts receivable from affiliates....................  2,755,513  2,720,052
  Predevelopment costs...................................    457,213    149,360
  Costs and estimated earnings in excess of billings on
   contracts in progress.................................        --      98,169
  Prepaid advertising....................................        --     145,766
  Prepaid expenses and other assets......................    357,975    136,980
  Inventory..............................................    625,989    478,789
                                                          ---------- ----------
                                                           6,327,518  6,620,748
Property and equipment, net..............................  2,992,093  1,934,695
Leasehold improvements, net..............................     34,867     71,277
Intangibles, net.........................................     22,268     22,500
                                                          ---------- ----------
                                                          $9,376,746 $8,649,220
                                                          ========== ==========
Liabilities and members' capital
Current liabilities:
  Subcontractors payable, including retainage of
   $1,104,960 and $574,365 at December 31, 1998 and 1997,
   respectively.......................................... $3,106,166 $2,566,230
  Accounts payable.......................................  1,089,067    846,187
  Lease expense payable..................................  2,289,753  1,457,671
  Notes payable, current portion.........................    650,804    113,096
  Accrued interest.......................................     22,323     35,020
  Other accrued liabilities..............................    484,924    390,809
                                                          ---------- ----------
                                                           7,643,037  5,409,013
Notes payable, long-term portion.........................  1,664,382  1,310,267
                                                          ---------- ----------
Total liabilities........................................  9,307,419  6,719,280
Members' capital.........................................     69,327  1,929,940
                                                          ---------- ----------
                                                          $9,376,746 $8,649,220
                                                          ========== ==========

                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year ended December 31
                                           ------------------------------------
                                              1998         1997        1996
                                           -----------  ----------- -----------
Revenues:
  Room revenues........................... $37,982,374  $26,937,065 $19,449,805
  Telephone revenues......................     757,105      604,467     462,871
  Other inn-related sales.................      47,220       46,096      37,375
  Contract revenues.......................  40,990,447   31,201,627   6,850,839
  Billboard rentals.......................      91,076       84,467      42,962
  Flight revenues.........................       6,458          --          --
                                           -----------  ----------- -----------
                                            79,874,680   58,873,722  26,843,852
Expenses:
  Lease expense...........................  18,229,748   12,966,185   9,376,101
  Cost of contract revenues...............  35,518,450   27,514,582   6,846,378
  Room expenses...........................   8,888,441    5,832,763   4,075,203
  Utilities...............................   3,346,327    2,283,090   1,777,198
  General and administrative..............   3,886,264    2,700,432   1,707,354
  Inn manager salaries....................   2,510,644    1,865,181   1,247,514
  Maintenance.............................   1,366,510      840,093     616,167
  Advertising.............................   2,195,759      576,516     326,570
  Insurance...............................     199,302      123,004     145,063
  Management fee to affiliate.............   2,655,334    1,856,370     641,437
  Prospective site expense................     614,448        4,193         --
  Interest, net of amounts capitalized....     166,416       87,830      65,399
  Depreciation and amortization...........     456,213      260,375     162,783
                                           -----------  ----------- -----------
    Total expenses........................  80,033,856   56,910,614  26,987,167
                                           -----------  ----------- -----------
Net (loss) income......................... $  (159,176) $ 1,963,108 $  (143,315)
                                           ===========  =========== ===========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                  CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL

                                                       Members'    Comprehensive
                                                        Capital    Income (Loss)
                                                      -----------  -------------
Balance at January 1, 1996........................... $   183,731
  Capital contributions--cash........................     205,000
  Capital contributions--non-cash....................     292,801
  Distributions......................................    (100,000)
  Net loss...........................................    (143,315)
                                                      -----------
Balance at December 31, 1996.........................     438,217
  Capital contributions..............................     198,615
  Distributions......................................    (670,000)
  Net income.........................................   1,963,108
                                                      -----------
Balance at December 31, 1997.........................   1,929,940
  Capital contributions..............................     600,000
  Distributions......................................  (2,234,718)
  Net loss...........................................    (159,176)   $(159,176)
  Unrealized loss on marketable securities...........     (66,719)     (66,719)
                                                                     ---------
  Comprehensive loss.................................                $(225,895)
                                                      -----------    =========
Balance at December 31, 1998......................... $    69,327
                                                      ===========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year ended December 31
                                          -----------------------------------
                                             1998         1997        1996
                                          -----------  -----------  ---------
Operating activities
Net (loss) income........................ $  (159,176) $ 1,963,108  $(143,315)
Adjustments to reconcile net (loss)
 income to cash provided by operating
 activities:
  Depreciation and amortization..........     456,213      260,375    162,783
  Bad debt expense.......................      72,409       46,124     10,440
  Gain on sale of property and
   equipment.............................         --           (96)       --
  Changes in assets and liabilities
   increasing (decreasing) cash:
    Accounts receivable..................    (352,983)    (168,469)  (138,091)
    Accounts receivable from affiliates..     (35,461)  (2,661,298)   (41,714)
    Predevelopment costs.................    (307,853)     (64,331)       --
    Costs and estimated earnings in
     excess of billings on contracts in
     progress............................      98,169      (98,169)   (85,029)
    Prepaid advertising..................     145,766     (145,766)       --
    Prepaid expenses and other assets....    (221,311)     (77,692)   (15,089)
    Inventory............................    (147,200)    (145,941)       --
    Subcontractors payable...............    (130,238)   2,813,020    423,385
    Accounts payable.....................     913,054      (87,697)    (5,641)
    Lease expense payable................     832,082      773,046    188,770
    Accrued interest.....................     (12,697)      33,493        863
    Other accrued liabilities............      94,115      154,536     46,376
                                          -----------  -----------  ---------
Net cash provided by operating
 activities..............................   1,244,889    2,594,243    403,738

Investing activities
Proceeds from sale of property and
 equipment...............................         --        24,500        --
Purchase of property and equipment.......  (1,476,655)    (878,532)  (487,164)
Marketable securities....................    (266,248)         --         --
                                          -----------  -----------  ---------
Net cash used in investing activities.... $(1,742,903) $  (854,032) $(487,164)

                            JAMESON HOSPITALITY, LLC

                                                 Year ended December 31
                                            ----------------------------------
                                               1998         1997       1996
                                            -----------  ----------  ---------
Financing activities
Contributions from members................      600,000     198,615    205,000
Distributions to members..................   (2,234,718)   (670,000)  (100,000)
Proceeds from notes payable...............    1,104,415     842,615    537,467
Payments on notes payable.................     (212,590)   (114,377)  (357,206)
                                            -----------  ----------  ---------
Net cash (used in) provided by financing
 activities...............................     (742,893)    256,853    285,261
Net (decrease) increase in cash...........   (1,240,907)  1,997,064    201,835
Cash at beginning of year.................    2,318,486     321,422    119,587
                                            -----------  ----------  ---------
Cash at end of year.......................  $ 1,077,579  $2,318,486  $ 321,422
                                            ===========  ==========  =========
Supplemental cash flow information
Interest paid during the year.............  $ 1,326,782  $  692,811  $ 125,702
                                            ===========  ==========  =========
Non-cash activity
Unrealized loss on marketable securities..  $    66,719  $      --   $     --
                                            ===========  ==========  =========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. Business and Basis of Financial Statements

   Jameson Development Company, LLC was formed on March 22, 1996 and then changed its name to Jameson Hospitality, LLC (the "Company") on May 7, 1998. Effective March 31, 1998, three related companies merged into Jameson Development Company, LLC: Jameson Operating Company, LLC, Jameson Outdoor Advertising Company II, LLC and Jameson Aviation Company, LLC. Since these three companies were all wholly-owned by Thomas W. Kitchin and his spouse, the merger was accounted for similar to a pooling of interests.

   Jameson Inns, Inc. (the "REIT") is a real estate investment trust which owns the Jameson Inns properties (the "Inns"). Thomas W. Kitchin is the Chairman and CEO of Jameson Inns, Inc. and of the Company.

   Kitchin Investments, Inc. is wholly-owned by Thomas W. Kitchin and employs all of the individuals who provide services to both the Company and the REIT. This company also provides the general office overhead support for these other companies.

   At December 31, 1998 the Company had one 99.9%-owned subsidiary. Intercompany transactions among the entities and the divisions included in the consolidated financial statements have been eliminated. The Company and its divisions perform the following activities:

  -- The Jameson Operating division leases the Inns from the REIT (see Note
     3) and operates the Inns in all respects including staffing, advertising, housekeeping, and routine maintenance. At the present time, the Company is the exclusive lessee of Jameson Inns. At December 31, 1998 and 1997, the Company leased 81 Inns (3,748 rooms) and 62 Inns (2,924 rooms), respectively, all located in southeastern states.

  -- The Jameson Development division develops Inns and Inn expansions for
     Jameson Inns, Inc., including identification of suitable Inn locations, Inn design and configuration, land preparation, construction, acquisition of initial furniture, fixtures and equipment, and pre-marketing of properties prior to opening. At the present time, the Company is the exclusive developer/contractor for Jameson Inns, Inc.

  -- The Jameson Outdoor Advertising division identifies locations, designs, constructs and manages billboards, primarily for its own use in operating and controlling advertising for hotel properties using the trademark "The Jameson Inn." See Note 9.

   The members have no liability for any debt, obligations, or liabilities of the Company (beyond his or her respective contributions) or for the acts of omission of any other member, agent or employee of the Company, except as provided for by section 14-11-408 of the Georgia Securities Act of 1973, as amended.

2. Summary of Significant Accounting Policies

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                            JAMESON HOSPITALITY, LLC

   Marketable Securities

   The Company considers all of its marketable securities as available for sale and hence records them at fair value with changes in unrealized gains or losses being recorded directly to members' capital. Fair value is based on the closing price of the securities on the last day of trading in the year.

   Contracts

   Billings and costs applicable to construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date compared to estimated total cost for each contract. Revisions to estimated contract profits or losses are made in the year in which circumstances requiring such revisions become known. Any anticipated losses on construction contracts are charged to operations as soon as such losses can be estimated.

   Predevelopment Costs

   The Company capitalizes direct costs related to specific future Inn sites when they are deemed probable and until either the REIT purchases the land and actual construction begins when the amounts are transferred to construction costs, or until the site is no longer deemed probable at which time the costs are expensed. Amounts expensed are reflected as "Prospective Site Expense" in the accompanying statements of operations.

   Inventory

   Inventory, consisting of room linens and towels, is stated at the lower of cost (first-in, first-out method) or market. Replacements of inventory are expensed.

   Property and Equipment

   Property and equipment is stated at cost. Billboards include direct construction costs and the Company capitalizes interest, property taxes and indirect costs such as salaries relating directly to the construction of billboards. Interest capitalized during 1998 totaled $3,437. There was no interest capitalized in 1997 or 1996. Leasehold improvements relate to improvements made to the Inns prior to July 1, 1995 when this responsibility was transferred to the REIT.

   Depreciation is calculated using the straight-line method over 39 years for the building, using the straight-line method for the billboards with a half year convention in year of acquisition over the estimated useful life of the asset, 10 years, using the MACRS method over five years for transportation equipment, and using the MACRS method over three to seven years for furniture, fixtures and equipment. Leasehold improvements are being amortized using the straight-line method over their estimated useful lives ranging from three to ten years, not to exceed the remaining term of the lease (see Note 3).

   The Company follows FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There were no impairment losses recorded in 1998, 1997 or 1996.

   Intangibles

   Intangibles consist of the registered trademark, "The Jameson Inn." The lease described in Note 3 requires the Company to operate the Inns using the trademark and not to use the trademark (or license its use to

                            JAMESON HOSPITALITY, LLC
any other parties) for the operation of lodging facilities other than the Inns unless the REIT does not object to such unrelated use. The REIT has an option to purchase the trademark from the Company at the end of the lease term (or upon the earlier termination of the lease with respect to all of the Inns) for $25,000. The trademark is being amortized over 40 years. Accumulated amortization totaled $3,125 and $2,500 as of December 31, 1998 and 1997, respectively.

   Income Taxes

   Jameson Hospitality, LLC has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the members are to report their proportionate share of the Company's taxable income or loss in their respective tax returns; therefore, no provision for income taxes has been included in the accompanying financial statements.

   Advertising

   During 1998 and 1997, the Company contracted with an advertising agency for the production and broadcast or printing of various radio, newspaper and television ads for the Inns. The Company expenses advertising upon first showing. As of December 31, 1997, approximately $146,000 of costs had been incurred related to the production of ads that began to be broadcast or printed in January 1998. These costs had been capitalized and included in the accompanying balance sheet at December 31, 1997.

   Comprehensive Income

   As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or members' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income. Prior to 1998, the Company had no components of comprehensive income.

3. Leases

   In January 1994, the Company entered into a master lease (the "Lease") with the REIT whereby all of the operating Inns are leased to the Company under the Lease and future Inns constructed by the REIT during the term of the Lease will be added to the lease upon completion of each such Inn's construction.

   The Lease expires December 31, 2007 and provides for payment of Base Rent plus Percentage Rent. Base Rent, which is payable monthly, equals $264 per month for each rentable room in the Inns at the beginning of the relevant month. Percentage Rent, which is payable quarterly, is calculated as a percentage in excess of Base Rent of the total amount of room rental and other miscellaneous revenues ("Room Revenues") realized by the Company over the relevant period.

   The percentage is 39% of such revenues up to $21.62 per day per room over the period, 65% of all additional average daily room rental revenues, provided, however, that total rent for any calendar year is limited to 47% of total room rental revenues for that year. The $21.62 per room amount used in calculating Percentage Rent is subject to adjustment each year end, based on changes in the Consumer Price Index, and as of January 1, 1999 was $22.18.

   Base Rent totaled $10,501,920 $7,532,712 and $5,469,288 in 1998, 1997 and
1996, respectively, and assuming the same number of rooms in operation as of December 31, 1998, would total $11,873,664 per year until the Lease expires.

                            JAMESON HOSPITALITY, LLC

   The Lease requires the REIT to pay real and personal property taxes, casualty and liability insurance premiums and the cost of maintaining structural elements, including underground utilities and effective July 1, 1995, the cost of replacing or refurbishing the furniture, fixtures and equipment in the Inns. Prior to July 1, 1995, the Company was responsible for the cost of replacing or refurbishing furniture, fixtures and equipment and hence recorded these costs as leasehold improvements. The Company is required to pay workers compensation insurance premiums, utility costs and all other costs and expenses incurred in the operation of the Inns.

   Under the Lease, the REIT is required to maintain the structural elements of each Inn. The Company is required, at its expense, to maintain the Inns (exclusive of furniture, fixtures and equipment) in good order and repair and to make nonstructural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate and do not significantly alter the character or purpose, or significantly detract from the value or operating efficiencies of the Inns. All alterations, replacements and improvements are subject to all the terms and provisions of the Lease and become the property of the REIT upon termination of the Lease.

   The Company has agreed that neither it nor any of its affiliates will (i) operate or manage a hotel property in which the REIT has not invested that is within a 20-mile radius of an Inn, or (ii) own or have any interest in any hotel property in which the REIT or an affiliate does not have an interest.

4. Property and Equipment

   Property and equipment consists of the following at December 31:

                                                            1998        1997
                                                         ----------  ----------
     Land............................................... $  100,000  $  100,000
     Building...........................................    105,706     105,706
     Billboards, including under construction...........  1,699,908   1,513,719
     Transportation equipment...........................  1,809,560     573,825
     Furniture, fixtures and equipment..................     94,586      39,855
                                                         ----------  ----------
                                                          3,809,760   2,333,105
     Accumulated depreciation...........................   (817,667)   (398,410)
                                                         ----------  ----------
                                                         $2,992,093  $1,934,695
                                                         ==========  ==========

5. Contracts

   Contracts consist of the following at December 31:

                                                1998        1997        1996
                                             ----------- ----------- ----------
     Costs incurred on contracts...........  $35,518,450 $27,514,582 $6,846,378
     Estimated earnings....................    5,471,997   3,687,045      4,461
                                             ----------- ----------- ----------
     Contract revenues earned..............   40,990,447  31,201,627  6,850,839
     Less: Billings........................   40,990,447  31,103,458  6,850,839
                                             ----------- ----------- ----------
     Costs and estimated earnings in excess
      of billings on contracts in
      progress.............................  $       --  $    98,169 $      --
                                             =========== =========== ==========

   The Company records income on construction contracts on the percentage-of-completion basis. Revisions to estimated contract profits are made in the year in which circumstances requiring such revisions become known. The effect of changes in the estimates of contract gross margins decreased net income for the year

                            JAMESON HOSPITALITY, LLC
ended December 31, 1998 by approximately $155,000 and increased net income for the year ended December 31, 1997 by approximately $16,000.

6. Notes Payable

   Notes payable consist of the following at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Notes payable to a bank with a term of five years.
    Due in monthly installments of principal of $8,525
    plus interest with remaining unpaid balances and
    accrued interest payable in June 2003. Interest
    accrues at a floating interest rate of prime rate
    minus .5% (7.25% at December 31, 1998). The notes
    are personally guaranteed by the president of the
    Company............................................. $  963,325 $      --
   $535,843 term note payable to a financial
    institution, maturing July 2017. Due in monthly
    installments of principal and interest of $4,650
    until July 1999 and then $4,995 until maturity when
    the remaining unpaid balances are payable in full.
    The interest rate at December 31, 1998 was 8.5% and
    increases to 9.5% in August 1999 for the remainder
    of the note's term. The note is personally
    guaranteed by the president of the Company..........    469,454    525,115
   $600,000 line of credit renewing each July until the
    bank discontinues the line. Interest accrues at
    prime plus 2% (9.75% at December 31, 1998) and is
    due quarterly. Available borrowings of $171,658 at
    December 31, 1998...................................    428,342    343,702
   $300,000 term note payable maturing December 2002.
    Due in monthly installments of $6,409 of principal
    and interest with remaining unpaid balances payable
    in full on note's maturity date. Interest accrues at
    10.5% per annum.....................................    248,804    297,169
   $170,000 term note, maturing July 2012. Interest
    accrues at an initial annual rate of 8.39% and is
    adjusted annually to equal the weekly average yield
    on U.S. Treasury securities, adjusted to a constant
    maturity of five years, plus 2%. Payments of
    interest are due monthly and principal payments of
    $11,333 are due annually beginning July 1, 1998. The
    note is personally guaranteed by the president of
    the Company.........................................    159,856    170,000
   Notes payable to banks with terms of five years. Due
    in monthly installments of principal and interest
    with remaining unpaid balances payable in full on
    the individual note's maturity dates, which range
    through 2000. The four notes have fixed interest
    rates (rates ranging from 8.75% to 11.0% at December
    31, 1998)...........................................     45,405     87,377
                                                         ---------- ----------
   Total................................................  2,315,186  1,423,363
     Less current portion...............................    650,804    113,096
                                                         ---------- ----------
                                                         $1,664,382 $1,310,267
                                                         ========== ==========

   At December 31, 1998 and 1997, approximately $2,316,000 and $1,358,000, respectively, of the Company's net book value of property and equipment collateralized the various notes payable. In addition, certain notes payable and line of credit are secured by the assignment of billboard rental income.

                            JAMESON HOSPITALITY, LLC

   The following table summarizes the scheduled aggregate principal payments for the notes payable for the five years subsequent to December 31, 1998 and thereafter:

     1999............................................................ $  650,804
     2000............................................................    196,216
     2001............................................................    198,309
     2002............................................................    206,452
     2003............................................................    588,909
     Thereafter......................................................    474,496
                                                                      ----------
                                                                      $2,315,186
                                                                      ==========

7. Related Party Transactions

   The Company shares office space and management with Kitchin Investments, Inc. and the REIT. The Company has a Cost Reimbursement Agreement with Kitchin Investments, Inc. whereby the Company agrees to pay for its share of the use of office space, office equipment, telephones, file and storage space and other reasonable and necessary office equipment and facilities and personnel costs. The Cost Reimbursement Agreement expires on December 31, 1999. Kitchin Investments, Inc. charged the Company $2,655,334, $1,856,370 and $641,437 in 1998, 1997 and 1996, respectively, pursuant to the Cost Reimbursement Agreement and such amounts are reflected as management fees in the accompanying statements of operations.

   The Company's construction contracts with the REIT are generally fixed price and limit the Company's profit on each contract to 10% after considering costs of construction and certain other amounts. The Company does not believe that there were amounts in excess of such limitations at December 31, 1998 or 1997.

   Although the REIT is the legal borrower of construction loans or related debt, the Company is responsible for interest due on such financing during the construction period as a part of its contract. Construction period interest incurred during 1998, 1997, and 1996 which is included in cost of revenues earned, totaled approximately $1,125,935, $637,290, $168,957, respectively. Interest paid includes amounts paid on behalf of the REIT.

8. Commitments and Contingencies

   The Company leases land for each billboard location for terms of five or ten years. These leases expire at various dates but generally include 5-year automatic renewal periods; the leases provide for future minimum payments by the Company as follows:

     Year ending December 31,
         1999.......................................................... $ 90,312
         2000..........................................................   82,745
         2001..........................................................   78,628
         2002..........................................................   71,612
         2003..........................................................   59,362
         Thereafter....................................................  169,623
                                                                        --------
                                                                        $552,282
                                                                        ========

                            JAMESON HOSPITALITY, LLC

   Portions of certain billboards are leased to third party entities under operating leases with terms of 1 to 2 years, renewable annually. The rent will increase each year on the anniversary of the lease commencement date in an amount equal to increases, if any, in the Consumer Price Index. As of December 31, 1998, future minimum rental income due under noncancellable operating leases is as follows:

     Year ending December 31,
         1999........................................................... $49,507
         2000...........................................................   7,530
         Thereafter.....................................................     --
                                                                         -------
                                                                         $57,037
                                                                         =======

   From time to time, the Company becomes party to various claims and legal actions arising during the ordinary course of business. Management, after reviewing with legal counsel all actions and proceedings, believes that aggregate losses, if any, would not have a material adverse effect on the Company's financial position or results of operations.

9. Pending Events

   On November 3, 1998, the Board of Directors of the REIT approved the proposed acquisition by the REIT of the outdoor advertising assets of the Company. These assets consist of approximately 100 road side billboards on which advertising for the REIT's hotel properties and, in certain instances, other services or products for third parties is placed. It is anticipated that the REIT will lease these billboards back to the Company and use them for the same type of advertising. The consideration payable to the Company will consist of (i) 72,727 newly issued shares of the REIT's Series A Preferred Stock, (ii) $400,000 in cash, and (iii) the assumption of indebtedness of approximately $735,000 which is secured by mortgages on the billboards and the revenues generated therefrom. It is currently anticipated that this transaction will close in April 1999 and that the Company will distribute the shares of the Series A Preferred Stock it receives to Thomas W. Kitchin and his wife.

   On January 27, 1999, the REIT announced plans to merge with Signature Inns, Inc. As a part of this transaction, the Company will acquire all of the assets and assume the liabilities related to operation of the Signature Inn hotel properties, for total cash consideration of $250,000. It is anticipated that the Signature Inn employees will become employees of the Company and that the Company will lease and operate these hotels from the REIT after the merger.

10. Year 2000 (Unaudited)

   As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has evaluated its financial software and building operating systems of the Jameson Inns. Based on assessments to date, management believes that the arrival of the year 2000 and the potential related computer problems will not have a material adverse impact on the Company. The Company believes that its current software and operating systems are year 2000 compliant. Based on current information, costs of addressing and solving Year 2000 problems are not expected to have a material effect on the Company's financial position or results of operations. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 issues is

                            JAMESON HOSPITALITY, LLC
outside of the Company's control. There can be no assurance that the failure of the Company, or such third parties, to address adequately their respective Year 2000 issues will not have a material adverse effect on the Company's future financial condition or results of operations.

   The Company maintains contingency plans in its normal course of business designed to be deployed in the event of various potential business interruptions. These generally include manual workarounds and adjusting staffing.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf the undersigned thereunto duly authorized.


                                  JAMESON INNS, INC.



March 9, 1999                     By: /s/ Craig R. Kitchin
                                      -----------------------
                                      Craig R. Kitchin, President, Treasurer
                                      and Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit Number          Description                             Page
--------------          -----------                             ----

23.1                    Consent of Ernst & Young LLP

27                      Financial Data Schedule